INVESTOR SUBSCRIPTION AGREEMENT

FOR

GOLDEN WEST BREWING COMPANY, INC.

Persons interested in purchasing shares ("Shares") of Common Stock of Golden West Brewing Company, Inc.(the "Company") must complete, execute, and deliver this Subscription Agreement (the "Agreement") along with their check made payable to "Golden West Brewing Company, Inc. Escrow Account, Corporate Stock Transfer, Inc., Escrow Agent" to:

Golden West Brewing Company,, Inc.
945 West 2nd Street
Chico, California 95928

If and when accepted by the Company, this Agreement shall constitute a subscription for shares of Common Stock, $.0001 par value per share of the Company.

The Company reserves the right to reject in its entirety any subscription which is tendered or to allocate to any prospective purchaser a smaller number of shares than the prospective purchaser has subscribed to purchase. In such event, the Company will return to you at the address set forth in this Agreement your payment (or a pro rata portion of your payment, if such subscription is rejected only in part), without interest or deduction.

An accepted copy of this Agreement will be returned to you as your receipt, and a stock certificate will be issued to you shortly thereafter.

I/we hereby tender this Agreement for the purchase of ________  shares, at a price of $0.50 per share. With this Agreement, I/we tender payment in the amount of $________ ($0.50 per share) for the shares subscribed.

In connection with this investment in the Company, I/we represent and warrant as follows:

a.       Prior to tendering payment for the shares, I/we received and reviewed the Company's prospectus dated ___________ 2005, and have relied on no other information or materials in reaching my/our investment decision.

b.       I/we represent and warrant that no broker-dealer or member of the National Association of Securities Dealers, Inc. has participated or been involved in any manner whatsoever in my investment decision.

c.       I am/we are bona fide resident(s) of

                                               ______________________________
                                                                   (State)

                                               ______________________________
                                                                   (Country)

d.       I/we understand and agree that this subscription agreement is subject to the terms and conditions of the Fund Escrow Agreement more fully described in the Company's prospectus

Please register the shares which I am/we are purchasing as follows:

       Name: _______________________________________________

As (check one):
___	Individual	___	Tenants-in-Common
___	Partnership	___	Joint Tenants
___	Corporation	___	Trust
___	Minor with adult custodian Under the Uniform Gift to Minors Act

For the person(s) who will be registered shareholder(s):

Name: _____________________________       Telephone: ____________________________

Social Security or Taxpayer ID number: ___________________________________________

Street Address: _____________________________________________

__________________________________________________________
City                             State                   Zip

Date of Birth: _____________________________

_______________________________________               ______________________
Signature                                                                                                Date

ACCEPTED BY: GOLDEN WEST BREWING COMPANY, INC.

By:____________________________________________         _______________________
                                                                                                                   Date
Its: ____________________________________________